SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of report: (date of earliest event reported)
November 13, 2012

Blue Dolphin Energy Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	0-15905 (Commission file number)	73-1268729 (I.R.S. Employer Identification No.)

801 Travis Street, Suite 2100, Houston, Texas 77002 (Address of principal executive offices)

(713) 568-4725 (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2012, Laurence N. Benz resigned as a director of Blue Dolphin Energy Company (“Blue Dolphin”), effective November 6, 2012. Dr. Benz had servedon the Audit and Compensation Committees of Blue Dolphin’s Board of Directors. His resignation was not the result of any disagreement with Blue Dolphin on any matter relating to Blue Dolphin’s operations, policies or practices.

Effective November 7, 2012, Blue Dolphin’s Board of Directors appointed Christopher T. Morris to the Board of Directors.  Mr. Morris will also serve on the Audit and Compensation Committees of the Board of Directors.  Mr. Morris is considered an Audit Committee Financial Expert.

Christopher T. Morris, 51 – Mr. Morris has served as the President of MPact Partners, an advisory firm that provides strategic, operational and financial advice to private sector and government contractors, since 2011.  He was a Vice President at Freddie Mac, overseeing the Business Management and Strategy, Single Family Division from July 2007 to 2010, the Strategy and Planning, Mission Division from March 2004 to June 2007, and Business Development from 2000 to February 2004. He began his career in 1983 at Drexel Burnham Lambert, Inc.He earned a Bachelor of Arts in Economics from Stanford University and a Masters in Business Administration from Harvard University.

There is no arrangement pursuant to which Mr. Morris has agreed to serve on Blue Dolphin’s Board of Directors.  There is no family relationship between Mr. Morris and any of Blue Dolphin’s directors or executive officers.  There have been no transactions or any currently proposed transactions in which Mr. Morris was or is to be a participant in which he has or will have a direct or indirect material interest.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Blue Dolphin Energy Company Press Release Issued November 13, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 13, 2012

BLUE DOLPHIN ENERGY COMPANY

By:	/s/ JONATHAN P. CARROLL
Jonathan P. Carroll
Chief Executive Officer, President and Secretary (Principal Executive Officer)

Exhibit Index

99.1	Blue Dolphin Energy Company Press Release Issued November 13, 2012.